UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 20, 2012

The Advisory Board Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-33283	52-1468699
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2445 M Street, NW, Washington, District of Columbia		20037
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-266-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 20, 2012, The Advisory Board Company (the "Company") sold substantially all of the assets of its OptiLink business to Kronos Incorporated for cash. The OptiLink business, which is headquartered in a suburb of Portland, Oregon and involved approximately 35 employees, generated approximately $6.8 million in revenue, $0.7 million in income from operations, and less than $1.5 million in adjusted EBITDA (which is a non-GAAP financial measure) during the Company’s fiscal year ended March 31, 2011. The Company expects to record a gain on the transaction of approximately $3.5 million in the fiscal quarter ending March 31, 2012 as a discontinued operation in its financial statements. The Company expects to exclude discontinued operations from its non-GAAP financial measures.

The term "adjusted EBITDA" refers to a financial measure that the Company defines as earnings before other income, net, which includes interest income and foreign currency losses and gains; income taxes; depreciation and amortization; amortization of acquisition-related intangibles and capitalized software included in cost of services; costs associated with acquisitions and similar transactions; share-based compensation expense; and fair value adjustments made to the Company’s acquisition-related earn out liabilities.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Advisory Board Company

January 23, 2012	By:	/s/ Michael T. Kirshbaum

Name: Michael T. Kirshbaum
Title: Chief Financial Officer and Treasurer